Exhibit 4.8

DIAMONDCLUSTER INTERNATIONAL, INC.

NON-QUALIFIED NON-EMPLOYEE STOCK OPTION AGREEMENT

Number of Shares of Stock Subject to this Option: «SHARES»

     THIS AGREEMENT (the “Agreement”), effective as of «DATE_OF_GRANT», is entered into by and between DiamondCluster International, Inc., a Delaware corporation (the “Company”) and «FNAME» «MNAME» «LNAME» (the “Optionee”).

     WHEREAS, Optionee has been elected to serve as a director of the Company; and,

     WHEREAS, the Company desires to grant Optionee non-qualified options to purchase shares of $0.001 par value common stock of Company on the terms and conditions contained in this Agreement; and,

     WHEREAS, the parties hereto desire to evidence in writing the terms and conditions of the Option.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions.

     All capitalized terms used herein shall have the meanings set forth in this Section, unless expressly provided otherwise herein.

     (a) “Code” shall mean the Internal Revenue Code of 1986, as amended.

     (b) “Date of Grant” shall mean the date of this Option Agreement as set forth above.

     (c) “Disability” shall mean any medically determinable physical or mental impairment that, in the opinion of the Company, based upon medical reports and other evidence satisfactory to the Company, can reasonably be expected to prevent the Optionee from performing substantially all of his or her customary duties as a Director for a continuous period of not less than twelve (12) months.

     (d) “Director” shall mean a director of the Company.

     (e) “Option” shall mean the right to purchase Stock which has been granted pursuant to this Agreement.

     (f) “Option Shares” shall mean the shares of Stock transferred pursuant to the exercise of this Option.

     (g) “Stock” shall mean the $0.001 par value Common Stock of the Company or, in the event that the Company becomes a wholly-owned subsidiary of another corporation, the common stock of that entity.

     2. Grant of Option; Exercise Price.

     The Company hereby grants to the Optionee this Option to purchase all or any part of the number of shares of Stock set forth above at the Exercise Price of «PRICE» per share, on the terms and conditions set forth herein.

     3. Restrictions on Transfer.

     (a) This Option may not be transferred, assigned, pledged or hypothecated in any way and will not be subject to execution, attachment or similar process, except by will or under the laws of descent and distribution or pursuant to a domestic relations order issued by a court of competent jurisdiction and, in any event, will be subject to this Agreement.

     (b) This Option will terminate immediately upon any attempted transfer, assignment, pledge or hypothecation of this Option in violation of this Section 3, and any attempted transfer, assignment, pledge or hypothecation of any Option Shares in violation of this Section 3 will be void without further action by the Company and have no effect.

     4. Vesting of Option.

     (a) This Option is exercisable only upon and after vesting. Except as provided in this Section 4, this Option shall fully vest according to the following schedule:

«VEST1» options will vest on «VESTDATE1»

«VEST2» options will vest on «VESTDATE2»

«VEST3» options will vest on «VESTDATE3»

«VEST4» options will vest on «VESTDATE4»

     The foregoing vesting schedule assumes the Optionee’s continuous service as a Director through the vesting period. Except as provided below, no portion of this Option shall vest after the date the Optionee ceases to be a Director for any reason, and any unvested portion of this Option theretofore held by the Optionee in such case shall be canceled as of that date. Notwithstanding the foregoing, if the Optionee dies or suffers a Disability during the vesting period described in this Section 4, and the Optionee was a Director at the time of such death or Disability, the unvested portion of this Option shall automatically vest on the date of death or Disability.

     (b) The Committee shall in the event of a sale, merger, consolidation, reorganization, liquidation or change of control of the Company, as defined by the Committee, provide for the acceleration of vesting and for settlement, including cash payment, of the Option upon or immediately before the effectiveness of such event.

     5. When Option May Be Exercised.

     (a) Except as provided in subsections (b) and (c) of this Section 5, the vested portion of this Option shall be exercised, if at all, by the Optionee at any time before «EXPIRE».

     (b) If the Optionee ceases to be a Director for any reason, the Optionee’s vested Options must be exercised, if at all, not later than 90 days following the date the Optionee ceases to be a Director. Any unvested portion of this Option terminates immediately upon the cessation of Optionee’s directorship.

     6. Exercise of Option.

     (a) During the Optionee’s lifetime, this Option shall be exercisable only by the Optionee or his or her legal representative or guardian. This Option shall not be exercisable by the spouse of the Optionee during the Optionee’s lifetime, unless such spouse is acting in his or her capacity as the legal representative or guardian of the Optionee. In the event of the Optionee’s death, this Option shall be exercisable by the person or entity (including the Optionee’s estate) that has obtained the Optionee’s rights under the Option by will or under the laws of descent and distribution.

     (b) This Option may be exercised by submitting to the Company (a) a Notice of Exercise in the form attached hereto as Exhibit A; (b) any written representations, covenants, and other undertakings that the Company may prescribe to satisfy securities laws and regulations or other requirements; and (c) a certified or bank cashier’s check payable to the order of the Company in an amount equal to the full purchase price (the number of Option Shares multiplied by the Exercise Price) of the shares to be purchased.

     7. Securities Law Restrictions.

     The Company shall not be obligated to issue any stock certificates evidencing a transfer upon exercise of this Option, until, in the opinion of the Company and its counsel, such transfer and issuance of stock certificates will not involve any violation of applicable federal and state securities laws, the rules and regulations promulgated thereunder, and the requirements of the stock exchange upon which the Stock is listed.

     8. Withholding of Taxes.

     The Company, by itself or through a subsidiary, as applicable, shall make such provisions and take such steps as either may deem necessary or appropriate for the withholding of any taxes which any of them is required by any law or regulation by any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with this Option, including, but not limited to, the withholding of the issuance of all or any portion of the Option Shares subject to this Option until the holder of this Option reimburses the Company or its subsidiary, as the case may be, for the amount required to be withheld with respect to such taxes, canceling any portion of the issuance of the Option Shares subject to this Option in an amount sufficient to reimburse the Company or its subsidiary, as the case may be, for such amount, deducting from the Optionee’s compensation an amount sufficient to reimburse the Company or its subsidiary, as the case may be, for such amount, or taking any other action reasonably required to satisfy any withholding obligations.

     9. Stockholder Rights.

     The Optionee shall have none of the rights of a stockholder with respect to the Option Shares subject to the Option until satisfaction of all conditions to exercise as provided herein and until the transfer of such shares to the Optionee has been duly recorded on the stock transfer books of the Company upon the exercise of the Option.

     10. Dilution.

     The number of shares subject to this Option shall be adjusted as follows: (i) in the event that the number of shares of outstanding Stock is changed by reason of a stock dividend, stock split, recapitalization or combination of shares, the number of shares of Stock subject to this Option shall be proportionately adjusted; or (ii) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations pursuant to which the holders of shares of Stock surrender shares of Stock in exchange for other shares of stock or securities, there shall be substituted for each share of Stock then subject to this Option, the number and kind of shares of stock or other securities which the holders of shares of Stock are entitled to receive for each share of Stock surrendered pursuant to the transaction and the Exercise Price shall be proportionately adjusted. Otherwise, the Optionee acknowledges that upon the issuance of shares to any person or entity, the Optionee will suffer a corresponding dilution of the Optionee’s interest in the Stock.

     11. Continued Directorship Not Presumed.

     Nothing in this Agreement shall give the Optionee the right to continue in his or her directorship with the Company or affect the right of the Company to terminate the directorship of the Optionee, with or without cause, at any time.

     12. Non-Qualified Stock Option.

     This Option does not qualify as an “incentive stock option” under the Code.

     13. Personal Data.

     In order to grant options to you, the Company may have had to and may continue to process your personal data that it currently has on record and/or data it may obtain from you in the future. Additionally, the Company may have had to and may continue to transfer (electronically or otherwise) such personal data to other DiamondCluster International, Inc. entities for processing in connection with the granting of options. Such transfer of personal data may be to other DiamondCluster International, Inc. entities outside of your country, in particular to DiamondCluster International, Inc. in the United States, and where necessary, may be further transferred to other DiamondCluster International, Inc. subsidiaries or to outside service providers (such as brokers). Your personal data will be treated as private and confidential and will only be used to the extent necessary in relation to the option grant and to comply with any applicable legal, regulatory, tax or accounting requirements.

     By signing this option agreement you are acknowledging receipt of this notification and you are consenting to the processing and transfer of your personal data as described above. If you withhold your consent to the transfer and processing of your personal data, the Company will not be able to grant you the options.

     14. Notices.

     All notices by one party to the other under this Agreement shall be in writing. Any notice under this Agreement to the Company shall be addressed to the Company at Suite 3000, 875 N. Michigan Avenue, Chicago, Illinois 60611, and any notice to the Optionee shall be addressed to the Optionee at the address listed beneath the Optionee’s signature hereto. If mailed by United States mail, properly addressed and proper postage prepaid or if sent by recognized overnight courier service, notice shall be effective on the date of mailing or delivery to such courier. If served personally, notice shall be effective as of the date of delivery to the address of the party to whom the notice is addressed. If the effective date as provided above is not a business day, the effective date shall be the next regular business day. Either party may at any time notify the other in writing of a new address for service of notice upon that party.

     15. Severability.

     If any provision of this Agreement for any reason should be found by any arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality, or enforceability of any remaining provision or portion hereof, which remaining provision or portion shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion eliminated.

     16. Headings.

     The headings and captions utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.

     17. Agreed Forum.

     All acts required to be performed by the Optionee hereunder shall be deemed to be performed in Chicago, Cook County, Illinois, and the Optionee hereby submits to the jurisdiction of any state or Federal court located in Chicago, Illinois and waives any and all objections to the jurisdiction of such counts and the venue of any action brought therein.

     18. Arbitration.

     At the election of the Company, any dispute arising under this Agreement will be settled by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association. To the extent permitted or required by law, judgment upon the decision rendered in any such arbitration may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the decision and enforcement thereof.

     19. Equitable Relief.

     The Company shall be entitled to enforce the terms and provisions of this Agreement by an action for injunction or specific performance or an action for damages or all of them, or may be made the subject of the arbitration proceedings described in the preceding section.

     20. Applicable State Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois.

     21. Successors and Assigns.

     Subject to the limitations of the transferability of this Option, this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Non-Employee Stock Option Agreement as of the day and year first above written.

OPTIONEE:		THE COMPANY:
DiamondCluster International, Inc.

By:

Name:	«FNAME» «MNAME» «LNAME»	Name: Title:	Melvyn E. Bergstein Chairman and Chief Executive Officer
ADDRESS:

«ADDRESS1»
«CITY», «STATE» «ZIP»

EXHIBIT A
TO
DIAMONDCLUSTER INTERNATIONAL, INC.
NON-QUALIFIED NON-EMPLOYEE STOCK OPTION AGREEMENT

NOTICE OF EXERCISE
(to be executed only upon exercise of the Option)

     Reference is made to the DiamondCluster International, Inc. Non-Qualified Non-Employee Stock Option Agreement, dated as of                                      , 200    (the “Option Agreement”), between DiamondCluster International, Inc., a Delaware corporation (the “Company”) and                                       (the “Optionee”). Capitalized terms used herein and not otherwise defined have the meanings assigned to such terms in the Option Agreement.

     1. The Optionee hereby irrevocably exercises the option for and purchases                              shares of Stock.

     2. The full purchase price for the shares of Stock being purchased hereunder, calculated in accordance with the Option Agreement, is $                 , and the Optionee is delivering to the Company simultaneously with the delivery of this Notice of Exercise a certified or bank cashier’s check payable to the order of the Company in such amount.

     3. The shares of Stock being purchased hereunder are being acquired for the Optionee’s own account and not with a view to distribution thereof in violation of applicable federal or state securities laws.

     4. The Optionee requests that certificates for the shares of Stock being purchased hereunder be issued in the name of and delivered to the Optionee at the following address:

Dated as of

(Signature)

(Name)